EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CVB Financial Corp.
     We consent to the use of our reports dated February 27, 2009, with respect to the consolidated balance sheets of CVB Financial Corp. as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

Los Angeles, California
June 2, 2009